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                                                                    EXHIBIT 11



FREMONT GENERAL CORPORATION
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                                                            Three Months Ended        Six Months Ended
                                                                 June 30,                  June 30,
                                                         -----------------------    ----------------------
                                                             1996      1995*           1996      1995*
                                                         ----------  -----------    ----------  ----------
                                                             (Amounts in thousands, except per share data)
Primary:
Weighted average shares outstanding                         25,343       25,389       25,090       25,389
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price                                   923          561          944          497
                                                        ----------  -----------   ----------   ----------
Total                                                       26,266       25,950       26,034       25,886
                                                        ==========  ===========   ==========   ==========
Net income                                                 $22,426      $16,867      $40,943      $31,073
                                                        ==========  ===========   ==========   ==========
Per share earnings                                           $0.85        $0.65        $1.57        $1.20
                                                        ==========  ===========   ==========   ==========


Fully Diluted:
Weighted average shares outstanding                         25,343       25,389       25,090       25,389
Net effect of dilutive stock options -
  based on the treasury stock method
  using the quarter-end market price, if
  higher than average market price                             944          660          944          546

Assumed conversion of LYONs:                                 7,208        7,209        7,208        7,209
                                                        ----------  -----------   ----------   ----------
Total                                                       33,495       33,258       33,242       33,144
                                                        ==========  ===========   ==========   ==========
Net income                                                 $22,426      $16,867      $40,943      $31,073

Income adjustments for fully diluted
 computation:
   Add interest expense and amortization
      of prepaid expense, net of federal
      income tax, for assumed conversion
      of LYONs                                               1,191        1,143        2,358        2,186
                                                        ----------  -----------   ----------   ----------
Total                                                      $23,617      $18,010      $43,301      $33,259
                                                        ==========  ===========   ==========   ==========
Per share earnings                                           $0.71        $0.54        $1.30        $1.00
                                                        ==========  ===========   ==========   ==========


* Adjusted retroactively for all stock splits and dividends.